                                                                  Exhibit 99.01

     ANSOFT CORPORATION PURCHASES HIGH FREQUENCY STRUCTURE SIMULATOR (HFSS)
                     PRODUCT LINE FROM AGILENT TECHNOLOGIES

    Agreement Enhances Ansoft's 3D Electromagnetic Software Market Position;
                  Allows Agilent to Invest Additional Resources
                    in Electronic Design Automation Products


PITTSBURGH, Pa, and PALO ALTO, Calif., May 3, 2001 - Ansoft Corporation (NasdaqNM: ANST) and Agilent Technologies Inc. (NYSE: A) have signed an agreement in which Agilent has agreed to license its High Frequency Structure Simulator (HFSS) software product line to Ansoft. Under the Agreement, Agilent may also purchase up to 60 licenses of Ansoft HFSS.

Ansoft's access to Agilent technology and customers will significantly enhance the market position of its HFSS solution for standalone 3D Electromagnetic (3D-EM) modeling. Agilent will no longer sell HFSS software. Agilent plans to use its HFSS engineering resources to focus on developing other industry-leading RF and uW design and verification tools for the communications market. Agilent continues to support customers' complete design flow requirements through further development of its Electronic Design Automation (EDA) product family, and third-party agreements. The Agilent EDA family includes Advanced Design System (ADS), Momentum, and Valifire, all created to accelerate time to market for Agilent customers.

The agreement is designed to preserve an Agilent customer's original investment in the Agilent HFSS product. The company will support Agilent HFSS software for the duration of all existing support contracts. Additional licenses and support for Agilent's HFSS product can be purchased until June 15, 2001. Ansoft will then provide actively supported Agilent HFSS customers with complimentary software, documentation, licenses, training, and support for Ansoft's HFSS solution. By Nov. 1, 2001 Ansoft will supply Agilent HFSS customers with software translators that will automatically convert 3D and 2D models from Agilent to Ansoft format.

HFSS software is typically used by radio frequency (RF) and microwave (uW) hardware engineers to help design three-dimensional (3D) RF components through finite element simulation. The software has applications in wireless and wireline communications, aerospace and defense.

Ansoft's HFSS solution provides a point tool for 3D-EM analysis that can be used as a "drop-in" replacement for Agilent HFSS in design flows that currently use the Agilent product. 3D-EM simulation is already a specialty of Ansoft, and the licensing of Agilent's finite element analysis technology further enhances their core HFSS product. Agilent's other EDA products, used for RF/uW board, chip, and component design, will remain able to accept and incorporate parameter value inputs from both the Ansoft and Agilent HFSS software. Agilent retains ownership and rights to all of its software and is permitted to integrate the HFSS 3D-EM technology into other EDA product offerings.

"Our agreement with Ansoft preserves our customer's investment in a full set of complementary RF/uW design solutions, while allowing each company to focus on areas where we provide true industry leadership," said Jim McGillivary, Agilent Communications EDA general manager and vice president. "The arrangement benefits both companies, and will help us continue to develop innovative products for our customers."

Ansoft president Nick Csendes said "We welcome the Agilent HFSS customers to Ansoft. Our goal is to transition these customers through seamless translators and pro-active training to assure maximum customer productivity and satisfaction."

Financial terms were not disclosed. No personnel transfers are involved.

About Agilent Technologies

Agilent Technologies Inc. (NYSE: A) is a global technology leader in communications, electronics, life sciences and healthcare. With 48,000 employees serving customers in more than 120 countries, Agilent had net revenue of $10.8 billion in fiscal year 2000. Information about Agilent can be found on the Web at www.agilent.com.

About Ansoft Corporation

Ansoft Corporation (NasdaqNM:ANST) is a developer of electronic design automation software used in high-technology products and industries. Ansoft's software is used by electrical engineers in the design of state-of-the-art technology products. The Company has over 1,000 customers in the communications, semiconductor, automotive/industrial, computer, consumer electronics and defense/aerospace industries.

This news release contains forward-looking statements (including, without limitation, information regarding (including, without limitation, statements relating to time-to-market advantages) that involve risks and uncertainties that could cause results of Agilent Technologies to differ materially from management's current expectations. These and other risks are detailed in Agilent's Annual Report on Form 10-K for the year ended October 31, 2000, and its Quarterly Report on Form 10-Q for the quarter ended January 31, 2001, as filed with the Securities and Exchange Commission.